EXHIBIT 99.2
Line of Business Results
The Corporation’s businesses are organized by product and service offerings as well as the distribution channels through which these products and services are offered. Effective January 1, 2007, the Corporation implemented a reorganization of its management structure resulting in the following five reportable segments: Retail Banking, Commercial Banking-Regional, Commercial Banking-National, Mortgage Banking, and Asset Management. Further discussion of the activities of each of these businesses is presented in Note 27. All revenues and expenses not directly associated with or allocated to these segments are reported within Parent and Other. Parent and Other also include revenues and expenses associated with discontinued products or services, including the former First Franklin and National Home Equity units, and the related liquidating portfolios.
Summary results of operations for each business and related discussion follows. Net interest income is presented on a tax-equivalent basis in the tables below. Comparisons of current year results to prior periods are affected by recent acquisition and divestiture activities, as well as unusual or nonrecurring transactions as described below.
Retail Banking: This business provides banking products and services to consumers and small businesses within National City’s nine-state footprint.

(In Millions)	2007	2006	2005

Net interest income	$2,304	$1,996	$1,906
Provision for loan losses	289	183	252
Noninterest income	1,189	1,060	955
Noninterest expense	2,020	1,733	1,607
Net income	716	700	616
Net interest income increased in 2007 due to growth in average outstanding loans and deposits, partially offset by lower loan spreads. Average loans outstanding were $25.1 billion in 2007, $21.9 billion in 2006 and $21.4 billion in 2005. Average core deposits were $65.9 billion for 2007, $55.2 billion for 2006, and $52.6 billion for 2005. Both loans and deposits grew from expansion of customer relationships, new customers, and acquisitions. Net interest margin was 3.23% in 2007, down compared to the prior two years due primarily to narrower spreads on loans. The provision for loan losses increased compared to 2006 due primarily to growth in the loan portfolio. In addition, 2006 benefited from lower credit losses following the change in consumer bankruptcy laws in late 2005, as well as enhancements to the process of estimating losses on other consumer revolving credit. Noninterest income increased in 2007 due to higher deposit and other service fees, as well as higher brokerage revenue. The growth in deposit service fees reflects a higher volume of fee-generating transactions due to household growth and acquisitions. The increase in brokerage revenue reflects higher business volumes. Noninterest income for 2007 included a $16 million gain realized on the sale of three branches. A similar gain was realized on branch sales in 2005. Noninterest expense increased in 2007 due to higher personnel and other operating expenses associated with increased business volumes.
Commercial Banking — Regional: This business provides banking products and services to large and medium-sized companies within National City’s nine-state footprint.

(In Millions)	2007	2006	2005

Net interest income	$1,099	$1,076	$1,034
Provision (benefit) for loan losses	134	68	(11)
Noninterest income	234	222	216
Noninterest expense	547	513	474
Net income	402	443	486
Net interest income increased compared to the prior two years due to growth in loans outstanding. Average loans outstanding were $33.2 billion in 2007, $29.9 billion in 2006, and $28.2 billion in 2005. Net interest margin was 3.02% in 2007, down from the prior two years due to narrower loan spreads. The provision for loan losses increased in 2007 primarily due to growth in the loan portfolio and higher probable credit losses associated with loans to regional residential real estate developers. Noninterest income increased compared to the prior two years due primarily to higher deposit and commercial card fees. Noninterest expense increased in 2007 compared to the prior two years primarily due to higher personnel costs and other expenses associated with higher business volumes.
Commercial Banking – National: This business provides banking products and services to targeted customer segments in selected industries or distribution channels, as well as to corporate customers outside of National City’s branch footprint.

(In Millions)	2007	2006	2005

Net interest income	$474	$456	$452
Provision for loan losses	59	3	2
Noninterest income	472	525	385
Noninterest expense	432	406	330
Net income	286	372	316
Net interest income increased in 2007 on higher loans outstanding. Average loans outstanding were $15.4 billion in 2007, $13.0 billion in 2006 and $10.9 billion in 2005. Net interest margin was 2.68% in 2007, down compared to the prior two years due to narrower spreads on loans. The provision for loan losses increased in 2007 which largely reflects higher probable credit losses for national residential real estate developers, as well as growth in the portfolio. Noninterest income decreased in 2007 compared to the 2006 due to lower loan sales and principal investment gains, partially offset by higher brokerage revenue. Loan sale revenue for 2006 included a $27 million gain on sale of commercial leases. Principal investments gains were $96 million in 2007 compared to $122 million in 2006. Noninterest income increased compared to 2005 due primarily to higher business volumes and the aforementioned principal investment gains. Noninterest expense increased in 2007 compared to the prior year due to higher personnel costs and operating expenses associated with new business.
Mortgage Banking: This business originates and services residential mortgage loans within National City’s banking footprint and nationally. During 2007, unprecedented disruption occurred in the capital markets resulting in an inability to sell many nonagency eligible mortgage and home equity products. In response to these conditions, management ceased or limited production of these products and transferred nonsalable loans to portfolio. Mortgage Banking’s results for 2007 were affected by these adverse market conditions, restructuring activities, and the settlement of litigation.

(In Millions)	2007	2006	2005

Net interest income	$344	$252	$368
Provision for loan losses	224	25	37
Noninterest income	222	279	867
Noninterest expense	1,001	667	758
Net (loss) income	(459)	(100)	287
Net interest income increased in comparison to 2006 due to higher average loans outstanding, but decreased compared to 2005 due to lower loan spreads and higher nonperforming assets. Average loans outstanding were $16.6 billion in 2007, $9.5 billion in 2006 and $11.4 billion in 2005. Average loans outstanding grew in 2007 due to disruptions in the capital markets resulting in an inability to sell certain mortgage products. Net interest margin was 1.74% in 2007, down compared to the prior two years due to narrower loan spreads. The higher provision for loan losses in 2007 reflects higher estimated probable credit losses on portfolio loans, particularly for residential construction loans. Delinquencies, nonperforming assets and net charge-offs have all increased in comparison to prior years. Declining real estate values have adversely affected the ability of these borrowers to repay their loans.
Noninterest income decreased in comparison to the prior two years due to adverse mortgage market conditions. Net loan sale losses were $(77) million in 2007, versus net loan sale revenues of $325 million in

2006 and $488 million in 2005. Fair value write-downs of $184 million were recognized in 2007 on loans held for sale due to deteriorating market values, failed trades and trade kick-outs. Loan servicing revenue/(loss) was $226 million in 2007, compared to $(137) million in 2006, and $283 million in 2005. The unpaid principal balance associated with loans serviced for others grew to $179.4 billion at December 31, 2007, up from $162.3 billion at December 31, 2006 and $159.6 billion at December 31, 2005. Included within loan servicing revenue were net MSR hedging gains/(losses) of $36 million in 2007, $(276) million in 2006 and $286 million in 2005. Net MSR hedging results are affected by changes in the relationship between mortgage rates, which affect the value of MSRs, and swap rates, which affect the value of some of the derivatives used to hedge MSRs. During 2007, this spread widened in comparison to the prior year. In 2006, net MSR hedging losses for 2006 included a $56 million fair value write-down associated with implementing a new prepayment model. In 2005, changes in the MSR valuation model increased net MSR hedging gains by $39 million.
Noninterest expense increased in 2007 due to goodwill and other asset impairment charges of $224 million, severance costs of $28 million, and settlement of litigation for $25 million. In the last half of 2007, restructuring of this business reduced staffing to 5,857 employees down from 6,885 employees a year earlier.
Effective January 1, 2006, the Corporation prospectively changed its internal methodology for assigning interest credit on mortgage escrow accounts from a short-term rate to a longer-term swap rate to better reflect the duration of these accounts. Had this same methodology been applied in 2005, net income would have been higher by approximately $16 million.
Asset Management: This segment includes both institutional asset management and personal wealth management services.

(In Millions)	2007	2006	2005

Net interest income	$139	$130	$118
Provision for loan losses	12	3	8
Noninterest income	376	353	344
Noninterest expense	343	322	326
Net income	100	98	80
Net interest income increased compared to 2006 and 2005 due to higher average loans and deposits. Average outstanding loans were $3.8 billion in 2007, $3.4 billion in 2006, and $3.1 billion in 2005. Average core deposits were $2.8 billion in 2007, $2.0 billion in 2006, and $1.9 billion in 2005. Net interest margin was 3.36% for 2007, down compared to the prior two years due to narrower spreads on both loans and deposits. The provision for loan losses increased in 2007 due to a few problem accounts and higher loan balances. In addition, the 2006 provision for loan losses was low due to enhancements in the process of estimating credit losses on consumer revolving loans. Noninterest income increased in 2007 due to higher trust and investment management fees, and to a lesser extent, higher brokerage revenues. Noninterest expense increased in 2007 on higher personnel costs associated with increased business volumes. Assets under administration grew to $114.8 billion at December 31, 2007, up from $112.2 billion at December 31, 2006.
Parent and Other: Parent and Other includes the results of investment funding activities, liquidating portfolios associated with certain discontinued businesses, unallocated corporate income and expense, intersegment revenue and expense eliminations, and reclassifications. Parent and Other also includes the historical operating results of the former First Franklin and National Home Equity units, as well as acquisition integration costs and other unusual or infrequently occurring items.

(In Millions)	2007	2006	2005

Net interest income	$65	$725	$848
Provision for loan losses	607	205	12
Noninterest income	113	1,580	537
Noninterest expense	963	1,071	1,239
Net (loss) income	(731)	787	200

Net interest income decreased in 2007 versus the prior two years due to lower net interest income from liquidating portfolios and higher debt and funding costs. Average loans outstanding were $21.1 billion in 2007, $35.1 billion in the preceding year, and $41.4 billion two years ago. The provision for loan losses in this segment includes estimated probable credit losses on liquidating loan portfolios, eliminations of provisions recognized in other segments on securitized loans, and the reclassification of the provision for reinsurance losses which is recorded in noninterest expense within the Retail Banking segment. The higher provision for credit losses in 2007 reflects continued deterioration in the credit quality of the nonconforming mortgage and home equity portfolios.
Noninterest income includes operating (losses)/revenues associated with the Corporation’s former First Franklin and National Home Equity units of $(34) million in 2007, $350 million in 2006, and $249 million in 2005. In addition, noninterest income for 2006 included a $984 million pre-tax gain on the sale of the First Franklin unit. Fair value write-downs on nonconforming mortgage and home equity held for sale were $36 million in 2007, $85 million in 2006, with no such losses in 2005. The release of a chargeback guarantee liability in 2006 benefited noninterest income by $36 million while the securitization of indirect automobile loans in 2005 reduced noninterest income by $29 million.
Noninterest expenses were lower in 2007 than the prior two years due to the sale of First Franklin in late 2006 and the shutdown of National Home Equity in August 2007. These units had noninterest expense of $85 million, $662 million, and $529 million in 2007, 2006 and 2005, respectively. Noninterest expense for 2007 included $289 million of Visa indemnification losses. Noninterest expense in 2007 and 2006 benefited from a reclassification of Retail Banking’s reinsurance losses to the provision for credit losses of $48 million and $79 million, respectively. Noninterest expense for 2005 included net nonrecurring charges of $55 million for charitable contributions, impairment charges and other matters. Severance costs were $71 million in 2007, $33 million in 2006, and $68 million in 2005. Net income tax benefits/(provision) were $5 million, $13 million, and $(6) million in 2007, 2006, and 2005, respectively, from return-to-provision true-ups, the reorganization of certain subsidiaries, as well as the resolution of tax contingencies.